EXHIBIT 99(1)

[LOGO OF ROYSTER CLARK APPEARS HERE]

999 Waterside Drive, Suite 800

Norfolk, VA 23510

757-222-9500 (Phone)

757-222-9502 (Fax)

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	April 1, 2003
(757) 222-9514	For Immediate Release

Royster-Clark – Better Profits on Lower Revenues

New York, NY, April 1, 2003 — Royster-Clark Inc. has released its financial statements for the year 2002. Net sales decreased by $55.7 million to a total of $898.1 million while Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $49.8 million increased $1.0 million, as compared to $48.8 million in 2001. As a percent of net sales, EBITDA improved from 5.1 % in 2001 to 5.5% in 2002. (A reconciliation of these EBITDA figures with generally accepted accounting principles is set forth below.)

The company attributed the decrease in net sales to approximately $91.4 million of price deflation partially offset by approximately $35.7 million in sales volume and other increases. The company reported that this deflation cut across all product lines but was heavily concentrated in nitrogen fertilizers, which accounted for $75.0 million of the $91.4 million total impact. This price deflation and the associated net decrease in gross profit of $16.3 million were offset by reductions in selling, general and administrative expenses and in acquisition related expenses allowing the company to post operating income and EBITDA improvements in spite of the revenue decrease. In addition, reduced average borrowings during the year combined with lower interest rates allowed the company to reduce its interest expense by $5.6 million compared to 2001 with the result that the loss before tax of $7.2 million represented a $6.2 million improvement compared to the prior year.

The company also announced that during March 2003 it successfully concluded an amendment to its senior secured credit facility agreement with a consortium of banks. The amendment contemplates that the company will secure a feasible commitment to refinance the facility on or prior to its expiration in 2004. Among the changes implemented by this amendment is the resetting of covenants for the year 2003 and the first quarter of 2004 to correspond to the company’s operating plans and expected results. In addition, the size of the facility was reduced from $245 million to $205 million in line with the company’s lowered borrowing requirements and, finally, changes were made in interest rate calculations that will effectively raise them by one fourth of one percent over current levels. The amendment received the support of 100% of the banks in the consortium.

In a prepared statement, Chairman and Chief Executive Officer, Francis P. Jenkins, Jr., offered the following comments concerning the company’s performance in 2002 and the outlook for 2003.

“Royster-Clark and the agricultural industry weathered a severe deflationary storm in 2002. If the volume of products that we sold in 2002 had been priced at 2001 levels, our net sales would have increased more than $90 million with additional gross profits of about $18 million or more at historical rates. This deflation was not unexpected. It was very clear by the second half of 2001 that it was coming. Royster-Clark began to prepare after the 2001 season by reducing expenses. The changes we put in place by the end of 2001 allowed us to reduce overall SG&A expenses in 2002 by approximately $13 million. I believe that with those preparations we were poised for a return to profitability in 2002 in spite of the deflation. Unfortunately, as we have talked about at length, the weather did not cooperate last spring. Between flooding in the Midwest and drought conditions in the Southeast we were not able to generate the volumes we needed to have the year we wanted.

“In spite of these operating challenges during 2002, we continued to make progress in our control of working capital and advanced our goal of reducing debt. Our interest expense for the year was about $5.6 million less than in 2001. More than half of these savings were achieved because we lowered our daily average revolver borrowings from $154 million in 2001 to $116 million in 2002.

“The new amendment to our credit facility is very significant for Royster-Clark. Although we have steadily reduced our average borrowings and improved our key liquidity ratios, we have been running against unrealistic quarterly covenants that did not reflect the difficulties the industry has faced in the last few years. With this amendment, these covenants have been reset at levels that match where we are and where we can realistically expect to be in the quarters ahead. We are appreciative that 100% of our bank group has agreed to the changes needed.

“What is the outlook for 2003? Royster-Clark remains cautiously optimistic. The fundamentals of better grain prices, low stocks to use ratios and a government farm program that is supportive of production are all still positive. The spring has been slow starting, but it is being reported that because of the rain, the five-year drought in the Southeast may be over.”

— End of Prepared Statement —

Highlights of the Company’s summary of operations and balance sheet are shown on the following pages.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2002 and 2001

(Dollars in thousands)

	2002	2001
Net sales	$898,089	953,790
Cost of sales	716,497	755,910

Gross profit	181,592	197,880
Selling, general and administrative expenses	160,206	173,168
Loss on disposal of property, plant and equipment, net	1,219	912
Expenses related to Agro acquisition	—	4,163

Operating income	20,167	19,637
Interest expense	(29,303)	(34,895)
Gain on sale of natural gas contracts	1,893	—
Gain on insurance settlement	—	1,856

Loss before income taxes	(7,243)	(13,402)
Income tax benefit	(2,643)	(4,523)

Net loss	$(4,600)	(8,879)

EBITDA Reconciliation to GAAP Measures
Net Loss	(4,600)	(8,879)
Add back
Taxes	(2,643)	(4,523)
Interest	29,303	34,895
Depreciation and Amortization	27,749	27,356

EBITDA	49,809	48,849

Impact of SFAS 142—Amortization of Goodwill
Net Loss	(4,600)	(8,879)
Add back
Amortization of Goodwill net of tax	—	1,344

Adjusted Net Loss	(4,600)	(7,535)

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

(Dollars in thousands)

	2002	2001
Assets
Current assets:
Cash	$982	997
Trade accounts receivable, net of allowance for doubtful accounts of $6,118 and $5,350 at December 31, 2002 and 2001, respectively	96,177	73,754
Other receivables	36,653	24,381
Inventories	252,435	211,218
Prepaid expenses and other current assets	2,326	2,246
Deferred income taxes	9,206	6,000

Total current assets	397,779	318,596
Property, plant and equipment, net	182,267	203,445
Goodwill, net of accumulated amortization of $3,395 at December 31, 2002 and 2001	16,540	16,540
Deferred income taxes	7,373	7,161
Deferred financing costs, net of accumulated amortization of $7,542 and $5,430 at December 31, 2002 and 2001, respectively	8,400	10,512
Other assets, net	5,653	1,997

	$618,012	558,251

Liabilities and Stockholder’s Equity
Current installments of long-term debt	$172	7,181
Note payable	21,740	—
Customer deposits	57,200	60,900
Accounts payable	82,303	86,282
Accrued expenses and other current liabilities	27,535	26,680

Total current liabilities	188,950	181,043
Senior secured credit facility	143,121	89,244
10- 1/4% First Mortgage Notes due 2009	200,000	200,000
Long-term debt, excluding current installments	201	363
Other long-term liabilities	9,463	6,018

Total liabilities	541,735	476,668

Stockholder’s equity
Common stock, no par value, Authorized 350,000 shares; issued and outstanding at December 31, 2002 and 2001, 1 share	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(11,678)	(7,016)
Accumulated other comprehensive loss	(644)	—

Total stockholder’s equity	76,277	81,583

	$618,012	558,251

For more information about the company and its products see our recently filed Annual Report on Form 10-K by visiting www.sec.gov/edgar/searchedgar/webusers.htm and our web sites at www.roysterclark.com and www.vigoroseeds.com

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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